Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 28, 2014, relating to the financial statements and financial highlights of RiverPark/Gargoyle Hedged Value Fund, a series of RiverPark Funds Trust (the predecessor fund to the TCW/Gargoyle Hedged Value Fund, a series of TCW Alternative Funds), for the year ended September 30, 2014, and to the reference to our firm under the heading “Financial Statements” in the Statement of Additional Information therein.

/s/ Cohen Fund Audit Services, Ltd.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

November 20, 2015